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                                                                   EXHIBIT 11(a)




                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
AIM Equity Funds, Inc.

We consent to the use of our reports on the AIM Blue Chip Fund (a portfolio of AIM Equity Funds, Inc.) dated November 22, 1996 and AIM Charter Fund, AIM Weingarten Fund, AIM Constellation Fund, AIM Aggressive Growth Fund, AIM Capital Development Fund (portfolios of AIM Equity Funds, Inc.) dated December 6, 1996 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Audit Reports" in the Statement of Additional Information.



                                                     /s/ KPMG Peat Markwick LLP
                                                     KPMG Peat Marwick LLP


Houston, Texas
June 5, 1997